EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Anadarko Petroleum Corporation:

We consent to the incorporation by reference in the registration statements on Forms S-3 and S-8 (No. 33-8643), Form S-8 (Nos. 333-152049, 333-126520, 333-161367, 333-181429, and 333-211822) and Form S-3 (Nos. 333-213104 and 333-229771) of Anadarko Petroleum Corporation, including any amendments thereto, of our report dated February 14, 2019, except as to Notes 2, 5, 6, 8, and 27, which are as of May 15, 2019, with respect to the consolidated balance sheets of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, which report appears in the Form 8-K of Anadarko Petroleum Corporation dated May 15, 2019.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018.

/s/ KPMG LLP

Houston, Texas
May 15, 2019